UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/10/2009

CNB Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13396

Pennsylvania	25-1450605
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 South Second Street
PO Box 42
Clearfield, Pennsylvania 16830
(Address of principal executive offices, including zip code)

814-765-9621
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

CNB Financial Corporation ("The Corporation"), the holding company for CNB Bank, recorded a non-cash charge in the fourth quarter related to its investment in a pooled trust preferred security.

Trust preferred securities are very long term (usually 30 year maturity) instruments with characteristics of both debt and equity, mainly issued by financial institutions. Some of the Corporation's investments in trust preferred securities are of pooled issues, comprised of debt issued by financial institutions and insurance companies, with lesser amounts being term notes issued by other types of commercial enterprises. Within the Corporation's pooled trust preferred securities are institutions that have elected to defer payment of interest on their obligations, and some institutions have defaulted.

As of December 31, 2008, management evaluated the pooled trust preferred securities for other-than-temporary impairment by estimating the cash flows a market participant would expect to receive from each security, taking into account estimated levels of deferrals and defaults by the underlying issuers.

For five pooled trust preferred securities, management of the Corporation determined that any declines in fair value below carrying value were not deemed to be other-than-temporarily impaired. However, the Corporation holds a $2.0 million pooled trust preferred security issued by US Capital Funding VI, and management has deemed the decline in fair value of this security to be other than temporary. As a result, a non-cash other-than-temporary impairment charge to earnings of $1.3 million, net of tax, was recorded during the quarter ended December 31, 2008.

Both the Corporation and CNB Bank continue to maintain capital ratios above the "well capitalized" regulatory requirement after this non-cash charge.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB Financial Corporation

Date: February 10, 2009	By:	/s/ Charles R. Guarino
Charles R. Guarino
Treasurer